Exhibit 5.1

666 Third Avenue New York, New York 10017 212-935-3000 212-983-3115 fax www.mintz.com

July 26, 2012

Vringo, Inc.

44 W. 28th Street

New York, New York 10001

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as legal counsel to Vringo, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 15,641,178 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share that may be issued pursuant to the Vringo, Inc. 2012 Employee, Director and Consultant Equity Incentive Plan (the “2012 Plan”), including 41,178 shares that are subject to Innovate/Protect, Inc. 2011 Equity Incentive Plan (“I/P Plan”). This opinion is being rendered in connection with the filing of the Registration Statement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

 In connection with this opinion, we have examined the Company’s Certificate of Incorporation and Bylaws, each as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In addition, we have assumed that the Company will receive any required consideration in accordance with the terms of the 2012 Plan.

Our opinions are limited to the General Corporation Laws of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the United States federal laws, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Boston | Washington | New York | Stamford | Los Angeles | Palo Alto | San Diego | London

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

July 26, 2012

Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the 2012 Plan or I/P Plan, as applicable, will be duly authorized, validly issued, fully paid and non-assessable.

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.